Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Companies, Inc. Eliminates $17.8 Million of Debt Through Friendly Foreclosure Agreement With Wachovia Bank

RESTON, VA, Aug 21, 2009 (MARKET WIRE via COMTEX News Network) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) and certain of its subsidiaries (collectively “Comstock” or the “Company”) today announced that on August 17, 2009 it had entered into a foreclosure agreement (“Agreement”) with Wachovia Bank, N.A. (“Wachovia”) with respect to approximately $17.8 million of the Company’s $77.2 million of secured debt. Under the terms of the Agreement, the Company agreed to cooperate with Wachovia with respect to its foreclosure on certain of the Company’s real estate assets and Wachovia agreed to release the Company from their obligations and guarantees relating to the $17.8 million debt contemporaneous with the execution of a non-interest bearing unsecured deficiency note in the amount of approximately $1.8 million. However, the deficiency note is reduced by the principal payments related to certain homes conveyed by the Company prior to September 30, 2009. Based on current sales backlog, the September 30, 2009 deficiency note balance is expected to be in the range of $425,000, subject to increase or decrease based on additional sales or cancellations.

The assets being foreclosed upon by Wachovia include: Massey Preserve, raw land located in Raleigh, North Carolina; Haddon Hall, a condominium project in Raleigh, North Carolina; Holland Farm, a development project in Raleigh, North Carolina; Wakefield Plantation, a single family project in Raleigh, North Carolina; Riverbrooke, a single family project in Raleigh, North Carolina; Wheatleigh Preserve, a single family project in Raleigh, North Carolina; Brookfield Station, a single family project in Raleigh, North Carolina; Providence, a single family project in Raleigh, North Carolina; Allyn’s Landing, a development project in Raleigh, North Carolina; Allen Creek, a single family project in Atlanta, Georgia; Arcanum Estates, a single family project in Atlanta, Georgia; Falling Water, a single family project in Atlanta, Georgia; James Road, a development project in Atlanta, Georgia; Tribble Lakes, a development project in Atlanta, Georgia; and Summerland, a condominium project in Woodbridge, Virginia.

“We are very pleased to have finalized an agreement with Wachovia that will reduce the balance due to Wachovia from approximately $17.8 million to approximately $425,000.00 while also facilitating delivery of certain backlog units” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “While we have not finalized all agreements regarding our effort to restructure all of our debts, this is a critical step forward. We remain focused on reaching similar amicable agreements with our other secured lenders and we will continue to take the steps necessary to position Comstock for a return to profitability as market conditions improve.”

It is expected that Wachovia will complete the foreclosure process in the fourth quarter of 2009 or the first quarter of 2010. The Company announced that in anticipation of this agreement it had recorded impairment charges related to the Wachovia assets in the quarter ending June 30, 2009 and as a result the Company does not anticipate any material future write-offs as a result of the Agreement or the foreclosures.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publically traded, diversified real estate development firm with a focus on a variety of affordably priced for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. metropolitan area. Comstock Homebuilding Companies Inc. trades on Nasdaq under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.